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                                                                     EXHIBIT 11


                       W. R. GRACE & CO. AND SUBSIDIARIES
        WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE
                                  COMPUTATIONS
               For the three months ended March 31, 1996 and 1997
                    (Dollars in millions, except per share)


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
                                                         1997            1996
                                                     -----------    ------------
PRIMARY:

Weighted average shares outstanding................   75,250,000      97,888,000

Dilutive effect (as determined by the application
   of the treasury stock method)...................    2,435,000       1,793,000
                                                     -----------    ------------
Weighted average number of shares outstanding -
  primary .........................................   77,685,000      99,681,000
                                                     ===========    ============
Net income.........................................  $     46.4     $       63.6

Net income per share - primary.....................  $      .60     $        .64

FULLY DILUTED:

Weighted average shares outstanding................   75,250,000      97,888,000


Dilutive effect (as determined by the application
   of the treasury stock method)...................    2,443,000       2,166,000
                                                     -----------    ------------

Weighted average number of shares outstanding -
  fully diluted ...................................   77,693,000     100,054,000
                                                     ===========    ============
Net income.........................................  $      46.4    $       63.6

Net income per share - fully diluted...............  $       .60    $        .63

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